Exhibit 15



To the Shareholders
Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-44013, Form S-8 No. 333-88581, Form S-8 No. 333-95029 and Form
S-8 No. 333-40204) of Overseas Shipholding Group, Inc. of our report dated May 6, 2002 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Q for the quarter ended March 31, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                               ERNST & YOUNG LLP



New York, New York
May 9, 2002